Exhibit 10.8

This is an English translation of the original Chinese text.

EXCLUSIVE COOPERATION AGREEMENT

Chengdu Momo Technology Co., Ltd.

and

Beijing Momo Information Technology Co., Ltd.

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EXCLUSIVE COOPERATION AGREEMENT

This Service Agreement (“Agreement”), effective on August 31, 2014 (“Effective Date”), is concluded by and between Chengdu Momo Technology Co., Ltd. (“Momo Chengdu”), a company incorporated under the laws of the People’s Republic of China, with its principal place of business at Room 12-18, 9/F, Building E2, Tianfu Software Park, Tianfu Avenue, Hi-Tech Zone, Chengdu, Sichuan Province, P. R. China and Beijing Momo Information Technology Co., Ltd. (“Momo Info.”), a company incorporated under the laws of the People’s Republic of China, with its principal place of business at Rm 232005, 20F, Building B, Tower 2, No. 1 East Futong Avenue, Chaoyang District, Beijing, P. R. China (each “a Party” and collectively, “the Parties”).

BACKGROUND

Whereas, Momo Chengdu is responsible for operating the Momo App Game Center in China by obtaining and maintaining the Internet Content Provider (“ICP”) license and Internet Culture Business License required to operate Online Game Business in China.

Whereas, Momo Chengdu acquires the Licensing of Intellectual properties (Momo App and online game products) as well as the Services of Momo Info. to carry out the Online Game Business in China.

Whereas, this Agreement sets forth the terms and conditions under which Momo Info. has agreed to provide, and Momo Chengdu has agreed to receive, the Licensing and the Services;

Whereas, the capitalized terms used and not otherwise defined in these recitals are defined in Article 1 of this Agreement;

Now, therefore, in consideration of the mutual promises, covenants, conditions and terms set forth herein, the Parties agree as follows:

1	DEFINITIONS.

Capitalized terms used in this Agreement have the meanings set forth in this Article 1 or as otherwise defined in the context of the provision.

“Online Game Business” means all the online game operation business and online game virtual coins issuance business made available from the Momo App Game Center in China.

“Momo App Game Center” means the game center software embedded in Momo App, which is a location-based social networking software designed to be installed and used on mobile phone.

“Effective Date” is August 31, 2014.

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“Governing Laws” is defined in Section 6.a.

“Licensing” means Momo Info. agrees to grant the use right of its intellectual properties to Momo Chengdu under this Agreement, including Momo App and online game products (licensing details will be set forth in supplemental agreements to this Agreement).

“Services” means those technical and non-technical services to be provided by Momo Info. to Momo Chengdu under this Agreement. Technical services include: (i) assistance in the maintenance of Momo App Game Center, as well as statistics analysis on Momo App Game Center users; (ii) technical support and maintenance of hardware and software; (iii) call center management services; (iv) after-sale services including training and consulting, etc. Non-technical services include: i) marketing and advertising services; (ii) sales and payment channel management and development; (iii) administrative services including legal, finance, HR and admin to support Momo Chengdu in the operation of the Online Game Business in China; and (iv) other services as the Parties may agree from time to time.

“License Fee” is defined in Section 4.

“Service Fee” is defined in Section 4.

“Term” is defined in Section 2.a.

2	TERM AND TERMINATION.

a.	Term. The term of this Agreement will begin on the Effective Date and will remain effective for ten (10) years. After the effective period, Momo Info. may decide if this Agreement will be renewed and how long it will be renewed for (“Term”).

b.	Termination for Convenience. Momo Info. may terminate this Agreement upon thirty (30) days’ written notice. Momo Chengdu shall not terminate this Agreement under any circumstances.

c.	Prior Agreements. This Agreement supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between The Parties relating to the subject matter thereof.

3	EXCLUSIVE COOPERATION AND INTELLECTUAL PROPERTY RIGHTS.

a.	During the Term, Momo Info. shall provide the Licensing of intellectual properties and the Services to Momo Chengdu as agreed by the Parties from time to time. Without Momo Info.’s consent, Momo Chengdu is not entitled to the right to engage any other third parties to perform, any licensing of intellectual properties and services similar to the Licensing or the Services.

b.	Momo. Info. reserves all the intellectual property rights developed under this agreement, including but not limited to copyright, patent right, right of patent application, knowhow, business secret, etc.

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4	LICENSE FEE, SERVICE FEE AND PAYMENT.

a.	Pursuant to this Agreement, Momo Info. grants to Momo Chengdu the use right of its intellectual properties including Momo App and online game products. Momo Chengdu agrees to pay Momo Info. a license fee (“License Fee”) in consideration of the rights granted. The calculation methodology of the License Fee will be set forth in supplemental agreements to this Agreement.

b.	Pursuant to this Agreement and Momo Chengdu’s request from time to time, Momo Info. provides Momo Chengdu with the Services. Momo Chengdu intends to pay Momo Info. a level of compensation commensurate with the value of the Services it provides, which are essential and fundamental to the economic success or failure of Momo Chengdu’s business in China.

c.	To ensure the high quality of the Licensing and the Services, Momo Info. agrees to be compensated for the Services only if Momo Chengdu achieves a level of operating profit above a certain rate, initially agreed to be five point five percent (5.5%) (“Expected Profit Rate”) of total revenue derived by Momo Chengdu for operating the Momo App Game Center in China. The License Fee and the Service Fee will be calculated such that after it is paid, Momo Chengdu’s operating profit rate will not be lower than the Expected Profit Rate (“Service Fee”). If Momo Chengdu achieves a level of operating profit above the Expected Profit Rate, the excess profit will be paid to Momo Info. in the form of License Fee and Service Fee. The calculation methodology of the License Fee and Service Fee will be set forth in supplemental agreements to this Agreement. If Momo Chengdu is unable to achieve the Expected Profit Rate due to Momo Info.’s failure in providing the high quality services, Momo Info. will not be entitled to any License Fee or Service Fee. The Parties agree to review the Expected Profit Rate from time to time.

Operating profit rate = (Revenues – Cost of revenues – Sales tax and surcharges – Sales expense – G&A expense – R&D expense) / Revenues.

d.	Payments Due. Payment notice for the License Fee and the Service Fee shall be presented on a monthly basis. The Parties agrees to pay the total amounts shown as due within sixty (60) days from the end of such month. The Parties agrees to pay or offset the payments from time to time, as requested by either Party.

e.	Currency. All computations and payments made pursuant to this Article 4 shall be in Chinese RMB. A netting of any amount payable under this Agreement against existing accounts payable and accounts receivable shall be an acceptable manner of payment, effective as of the date of the netting on the books of the Parties.

f.	Retrospection. The Parties agree the License Fee and the Service Fee defined in this Section shall be retrospective to the Parties from the date January 1, 2014.

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5	TAXES.

a.	Momo Info’s Tax Responsibility. Momo Info. is liable for any value-added tax, excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from the performance of Services under this Agreement.

b.	Momo Chengdu’s Tax Responsibility. Momo Chengdu is liable for any value-added tax, excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from its performance of this Agreement.

6	COMPLIANCE WITH LAWS.

a.	Compliance. Each Party will perform its obligations under this Agreement in a manner that complies with all laws applicable to that Party’s business. Without limiting the foregoing, the Parties will respectively identify and comply with all laws applicable to the Parties including: (a) laws requiring the procurement of inspections, certificates and approvals needed to perform the Services, and (b) laws regarding healthcare, workplace safety, immigration, labor standards, wage and hour laws, insurance, data protection and privacy (collectively, “Governing Laws”).

b.	Change in Law. The Parties will work together to identify the effect of changes in laws on this Agreement, and will promptly discuss the changes to the terms and provisions of this Agreement, if any, required to comply with all laws.

7	CONSTRUCTION.

a.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, will remain in full force and effect.

b.	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the People’s Republic of China without regard to conflict of laws principles.

c.	Resolution of Disputes. This Agreement shall be governed by the laws of the Peoples’s Republic of China. All the disputes arising from the conclusion, performance or interpretation of this Agreement shall be settled by the Parties through consultation. If the consultation fails, the disputes shall be referred to China International Economic and Trade Arbitration Commission for arbitration. The place of arbitration shall be in Beijing. The arbitral award shall be final and binding upon both Parties.

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Each of Momo Info. and Momo Chengdu has caused this Agreement to be signed and delivered by its duly authorized representative to be effective as of the Effective Date.

By:	(seal of Chengdu Momo Technology Co., Ltd.)	By:	(seal of Beijing Momo Information Technology Co., Ltd.)

Title:		Title:
For and on behalf of Chengdu Momo Technology Co., Ltd.		For and on behalf of Beijing Momo Information Technology Co., Ltd.

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Supplemental Agreement

Party A: Chengdu Momo Technology Co., Ltd.

Address: Rm 12-18, 9/F, Building E2, Tianfu Software Park, Tianfu Avenue, Hi-Tech Zone, Chengdu, Sichuan Province, P. R. China Rm 222002, 20F, Building B, Tower 2, No. 1 East Futong Avenue, Chaoyang District, Beijing, P. R. China

Party B: Beijing Momo Information Technology Co., Ltd.

Address: Rm 232005, 20F, Building B, Tower 2, No. 1 East Futong Avenue, Chaoyang District, Beijing, P. R. China

An Exclusive Cooperation Agreement (“the Agreement”) was concluded between Party A and Party B (“the Parties”) on August 31, 2014. The Parties agree on this supplemental agreement in accordance with the Contract Law of the PRC and other relevant laws and regulations for mutual benefit.

1.	Supplementary Terms

a)	According to Section 1 of the Agreement, Party B agrees to license the use right of Momo App (including but not limited to the following version) to Party A starting from the effective date of this supplemental agreement.

Momo App IOS V4.0	Momo App Android V4.0
Momo App IOS V4.1	Momo App Android V4.3
Momo App IOS V4.2	Momo App Android V4.4
Momo App IOS V4.3	Momo App Android V4.7
Momo App IOS V4.4	Momo App Android V4.8
Momo App IOS V4.5	Momo App Android V4.9
Momo App Windows Phone V2.0	—

Under the license: (i) Party B is responsible for the design, development and maintenance of Momo App; (ii) Party A is granted with the right to publish and operate online games through the game center embedded in Momo App and to generate income from the online games.

According to Article 4.a of the Agreement, Party A agrees to pay Party B a license fee in consideration of the rights granted. The license fee will be twelve point five percent (12.5%) of the gross revenues generated by Party A from Momo App online games.

b)	The Parties agree to review the pricing of license fee from time to time.

c)	Without written consent of Party B, Party A shall not sublicense, transfer or disclose the right to any third party, or try to develop, modify or decompile on the basis of Party B’s intellectual properties. Party A agrees with all the exclusive ownership and interest of Party B, including all intellectual property, proprietary technology, development rights and other related rights. Party A shall not be involved in any activities that harm the interest of Party B under any circumstances.

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2.	Above are the supplementary terms to the Agreement. The Parties shall still comply with the terms of the Agreement concluded on August 31, 2014, which will not be affected by this supplemental agreement.

3.	This supplemental agreement is an indivisible part of the Agreement concluded by the Parties on August 31, 2014. The Parties agree that the license fee set forth in this supplemental agreement shall be retrospective from January 1, 2014. This supplemental agreement is made out in two (2) sets of originals with equal validity. Party A and Party B each have one of the originals. By signing below, the Parties agree to the terms of this supplemental agreement effective from the date of signature.

By:	(seal of Chengdu Momo Technology Co., Ltd.)	By:	(seal of Beijing Momo Information Technology Co., Ltd.)

Title:		Title:
For and on behalf of Chengdu Momo Technology Co., Ltd.		For and on behalf of Beijing Momo Information Technology Co., Ltd.

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